UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934
United Insurance Holdings Corp.
(Exact name of registrant as specified in its charter)

Delaware	75-3241967
(State of incorporation or organization)	(I.R.S. Employer Identification Number)

800 2nd Avenue South Saint Petersburg, Florida	33701
(Address of principal executive offices)	(Zip Code)
 Securities to be registered pursuant to Section 12(b) of the Act: None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box: ¬

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box: ☒

Securities Act registration statement or Regulation A offering statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Share Purchase Rights
(Title of class)

EXPLANATORY NOTE

This Amendment to Form 8-A amends and supplements the information set forth in the Registration Statement on Form 8-A filed by United Insurance Holdings Corp. (the “Company”) with the Securities and Exchange Commission (the “SEC”) on July 23, 2012 (the “Original 8-A”) and in the amended Registration Statement on Form 8-A/A filed by the Company with the SEC on August 22, 2016 (the “Amended 8-A”), related to the Series A Junior Participating Preferred Share Purchase Rights (the “Rights”) of the Company issued under the Rights Agreement, dated as of July 20, 2012 (the “Rights Agreement”), between the Company and American Stock Transfer & Trust Company, LLC, as rights agent (the “Rights Agent”).
 Item 1: Description of Registrant’s Securities to be Registered.

Item 1 of the Original 8-A and Amended 8-A is amended and supplemented by adding the following:

Amendment to Rights Agreement

On January 10, 2018, the Company entered into a Second Amendment (the “Second Amendment”) to the Rights Agreement. As a result of the Second Amendment, the outstanding Rights expired as of 5:00 p.m., St. Petersburg, Florida time on January 10, 2018, and the Rights Agreement effectively terminated as of such time.

The foregoing summary of the Second Amendment is not complete and is qualified in its entirety by reference to the full text of the Second Amendment, which is filed as Exhibit 4(c) hereto and is incorporated herein by reference. The foregoing is also qualified in its entirety by reference to the full texts of the Rights Agreement and the First Amendment to Rights Agreement, which are attached as Exhibits 4(a) and 4(b) hereto, respectively, and incorporated herein by reference.

Item 2: Exhibits.

Exhibit No.	Description of Document

3(a)
Second Amended and Restated Certificate of Incorporation (as amended to include the Certificate of Designations, Powers, Preferences and Rights of Series A Junior Participating Preferred Stock of the Company) (filed as Exhibit 3.1 to the Company’s Form 10-Q filed on August 8, 2012, and incorporated herein by reference).

3(b)	Bylaws (included as Exhibit 3.3 to the Company’s Form S-1 (Registration No. 333-143466), filed June 4, 2007, and incorporated herein by reference).

4(a)
Rights Agreement, dated as of July 20, 2012, between the Company and the Rights Agent, which includes as Exhibit A thereto a summary of the terms of the Series A Junior Participating Preferred Stock, as Exhibit B thereto the Form of Right Certificate, and as Exhibit C thereto the Summary of Rights to Purchase Preferred Shares. (Incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on Form 8-A, filed with the SEC on July 23, 2012).

4(b)
First Amendment to Rights Agreement, dated as of August 17, 2016, between the Company and the Rights Agent (Incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed with the SEC on August 19, 2016).

4(c)
Second Amendment to Rights Agreement, dated as of January 10, 2018, between the Company and the Rights Agent (Incorporated by reference to Exhibit 4.1 of the Company’s Current Report on Form 8-K, filed with the SEC on January 12, 2018.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this registration statement to be signed on behalf of the undersigned thereunto duly authorized.

UNITED INSURANCE HOLDINGS CORP.
January 12, 2018	By:	/s/ B. Bradford Martz
B. Bradford Martz, Chief Financial Officer (principal financial officer)